Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Given Imaging Ltd:

We consent to the incorporation by reference in the registration statements (File No. 333-111310 and 333-152335) on Form S-8 of Elron Electronic Industries Ltd. of our report dated March 9, 2011, with respect to the consolidated balance sheets of Given Imaging Ltd. and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 20-F of Elron Electronic Industries Ltd.

Our report refers to the adoption by Given Imaging Ltd. of FASB Statement No. 157, Fair Value Measurements, included in ASC Subtopic 820-10, Fair Value Measurements and Disclosures-Overall and the revised FASB Statement No. 141 included in ASC Topic 805, Business Combinations, effective January 1, 2009.

Somekh Chaikin
Certified Public Accountants (Israel)
Member firm of KPMG International

Haifa, Israel
March 9, 2011